    As filed with the Securities and Exchange Commission on August 12, 1998

                                                 Registration No. 333-56655



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                           POST-EFFECTIVE AMENDMENT
                                     NO. 1
                                      ON
                                   FORM S-8
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933*

                                ---------------

                             Cardinal Health, Inc.
                             ---------------------
            (Exact name of registrant as specified in its charter)


          Ohio                                         31-0958666
          ----                                         ----------
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

    5555 Glendon Court, Dublin, Ohio                       43016
    --------------------------------                       -----
(Address of Principal Executive Offices)                 (Zip Code)

                                ---------------
   R.P. Scherer Corporation 1990 Nonqualified Stock Option Plan, as amended
      R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option
                              Plan A, as amended
      R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option
                              Plan B, as amended
    R.P. Scherer Corporation 1992 Stock Option Plan, as amended July, 1995
                R.P. Scherer Corporation 1997 Stock Option Plan
                R.P. Scherer Corporation Director Stock Options
                -----------------------------------------------
                           (Full title of the plans)

                                ---------------
                            George H. Bennett, Jr.,
            Executive Vice President, Secretary and General Counsel
                             Cardinal Health, Inc.
                              5555 Glendon Court
                              Dublin, Ohio 43016
                    (Name and address of agent for service)

                                (614) 717-5000
         (Telephone number, including area code, of agent for service)

                                ---------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
Title of                     Amount                   Proposed                    Proposed                    Amount of
securities to                to be                    maximum offering            maximum aggregate           registration
be registered                registered(1)            price per share(1)          offering price              fee
-------------------------------------------------------------------------------------------------------------------------
Common Shares,
without par value            2,371,167                    (2)                        (2)                        (2)
==========================================================================================================================

(1) Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plans.

(2) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the Registrant's Form S-4 Registration Statement (333-56655) on June 12, 1998.

* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described in Part II under "Introductory Statement."

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                            INTRODUCTORY STATEMENT

         Cardinal Health, Inc. (the "Company" or the "Registrant") hereby amends its Registration Statement on Form S-4 (No. 333-56655) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 ("Amendment No. 1") with respect to up to 2,371,167 of the Registrant's Common Shares, without par value ("Common Shares"), issuable in connection with the following plans (collectively, the "Plans") and option agreements ("Option Agreements") of R.P. Scherer Corporation ("Scherer"): 1990 Nonqualified Stock Option Plan, as amended, 1990 Nonqualified Performance Stock Option Plan A, as amended, 1990 Nonqualified Performance Stock Option Plan B, as amended, 1992 Stock Option Plan, as amended July 1995, 1997 Stock Option Plan and Director Stock Options. All such Common Shares were previously included in the Form S-4.

         On August 7, 1998, GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), was merged with and into Scherer (the "Merger") pursuant to an Agreement and Plan of Merger dated as of May 17, 1998 (the "Merger Agreement"), among the Registrant, Merger Sub and Scherer. As a result of the Merger, each outstanding share of Scherer Common Stock (with certain specified exceptions) was converted into
 .95 Common Shares of the Registrant (the "Exchange Ratio"). Also as a result of the Merger, shares of Scherer Common Stock are no longer issuable upon the exercise of options to purchase Scherer Common Stock ("Scherer Options") pursuant to the Plans or Option Agreements. Instead, participants in the Plans and holders of Director Stock Options will receive in lieu of Scherer Common Stock that number of Common Shares of the Registrant equal to the number of shares of Scherer Common Stock issuable immediately prior to the effective time of the Merger upon exercise of a Scherer Option multiplied by the Exchange Ratio of .95, with an exercise price for such option equal to the exercise price which existed under the corresponding Scherer Option divided by the Exchange Ratio of .95.

         The designation of Amendment No. 1 as Registration No. 333-56655-01 denotes that Amendment No. 1 relates only to the Common Shares issuable pursuant to the Plans and Option Agreements and that this is the first Post-Effective Amendment to the S-4 filed with respect to such shares.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed below are incorporated by reference in the registration statement. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

         (a) The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1997 filed with the Commission on September 29, 1997, as amended by Form 10-K/A (Amendment No. 1) filed with the Commission on January 7, 1998;

         (b) The information contained in the Company's Proxy Statement dated October 13, 1997 for its Annual Meeting of Shareholders held on November 5, 1997 that was filed with the Commission on Schedule 14A on October 13, 1997, other than the information contained therein under the captions "Report of the Committee on Executive Compensation" and "Performance Graphs;"

         (c) The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended September 30, 1997 filed with the Commission on November 14, 1997, as amended by Form 10-Q/A filed with the Commission on January 7, 1998;

         (d) The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended December 31, 1997 filed with the Commission on February 11, 1998;

         (e) The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 1998 filed with the Commission on May 13, 1998;

         (f) The Current Report on Form 8-K of the Company filed with the Commission on August 10, 1998 in connection with the mutual termination of the Agreement and Plan of Merger, dated as of August 23, 1997, by and among the Company, Bruin Merger Corp., a New Jersey corporation and wholly owned subsidiary of the Company ("Bruin"), and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), as amended by the First Amendment, dated as of March 16, 1998, by and among the Company, Bruin and Bergen.

         (g) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated August 19, 1994, pursuant to Section 12 of the Exchange Act.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         The legality of the Common Shares offered hereby has been passed upon for the Company by Paul S. Williams, Assistant General Counsel of the Company. Mr. Williams holds vested and unvested options to purchase Common Shares of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

         Article 6 of the Company's Restated Code of Regulations ("Code of Regulations"), as amended, contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Company's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or the shareholders of the Company or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company; (b) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; and
(c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and the Company does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

         The Company has entered into indemnification contracts with its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Company's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if the Company does not maintain directors' and officers' liability insurance, the Company will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, penalties, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer, employee, or agent of the Company or at the request of the Company as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse the Company for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities and Exchange Act or similar provisions of any federal, state or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of the Company or its subsidiaries (but in not event earlier than the time such entity became a subsidiary of the Company); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

ITEM 8.  EXHIBITS.

Exhibit Number                        Description of Exhibit
--------------                        ----------------------

5                 Opinion of Paul S. Williams as to legality of the Common
                  Shares being registered

23(a)             Consent of Deloitte & Touche LLP, Columbus, Ohio

23(b)             Consent of Deloitte & Touche LLP, Costa Mesa, California

23(c)             Consent of Arthur Andersen LLP

23(d)             Consent of Ernst & Young LLP

23(e)             Consent of PricewaterhouseCoopers LLP

23(f)             Consent of Paul S. Williams (included in Opinion filed as
                  Exhibit 5 hereto)

99(a) R.P. Scherer Corporation 1990 Nonqualified Stock Option Plan, as amended

99(b) R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option Plan A, as amended

99(c) R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option Plan B, as amended

99(d)             R.P. Scherer Corporation 1992 Stock Option Plan, as amended
                  July, 1995

99(e)             R.P. Scherer Corporation 1997 Stock Option Plan

99(f)             Form of R.P. Scherer Corporation Director Stock Option
                  Agreement

ITEM 9.  UNDERTAKINGS.

A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 12th day of August, 1998.


                                           CARDINAL HEALTH, INC.



                                           By: /s/ Robert D. Walter
                                             ----------------------------------
                                              Robert D. Walter,
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 1998.


Signature                            Title
---------                            -----

/s/ Robert D. Walter                 Chief Executive Officer (principal
-----------------------              executive officer) and Director
Robert D. Walter


/s/ David Bearman                    Executive Vice President and Chief
-----------------------              Financial Officer (principal financial
David Bearman                        officer)



/s/Richard J. Miller                 Vice President, Controller and Principal
-----------------------               Accounting Officer
Richard J. Miller


/s/ John F. Finn                     Director
-----------------------
John F. Finn


/s/ Robert L. Gerbig                 Director
------------------------
Robert L. Gerbig


/s/ John F. Havens                   Director
------------------------
John F. Havens


/s/ Regina E. Herzlinger             Director
------------------------
Regina E. Herzlinger

/s/ John C. Kane                             Director
------------------------
John C. Kane


/s/ J. Michael Losh                          Director
------------------------
J. Michael Losh


/s/ George R. Manser                         Director
------------------------
George R. Manser


/s/ John B. McCoy                            Director
------------------------
John B. McCoy


/s/ Jerry E. Robertson                       Director
------------------------
Jerry E. Robertson


/s/ L. Jack Van Fossen                       Director
------------------------
L. Jack Van Fossen


/s/ Melburn G. Whitmire                      Director
------------------------
Melburn G. Whitmire


/s/ Aleksander Erdeljan                      Director
------------------------
Aleksander Erdeljan

                                 EXHIBIT INDEX
                                 -------------



EXHIBIT
NUMBER                    EXHIBIT DESCRIPTION
------                    -------------------

5 Opinion of Paul S. Williams as to legality of the Common Shares being registered

23(a)           Consent of Deloitte & Touche LLP, Columbus, Ohio

23(b)           Consent of Deloitte & Touche LLP, Costa Mesa, California

23(c)           Consent of Arthur Andersen LLP

23(d)           Consent of Ernst & Young LLP

23(e)           Consent of PricewaterhouseCoopers LLP

23(f)           Consent of Paul S. Williams (included in Opinion filed as
                Exhibit 5 hereto)

99(a) R.P. Scherer Corporation 1990 Nonqualified Stock Option Plan, as amended

99(b) R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option Plan A, as amended

99(c) R.P. Scherer Corporation 1990 Nonqualified Performance Stock Option Plan B, as amended

99(d)           R.P. Scherer Corporation 1992 Stock Option Plan, as amended
                July, 1995

99(e)           R.P. Scherer Corporation 1997 Stock Option Plan

99(f)           Form of R.P. Scherer Corporation Director Stock Option Agreement